UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2015 (June 30, 2015)

AMERICAN BOARDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-180838	45-4507811
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 Frankfort Street

Daly City, California 94014

(Address of principal executive offices)

415-283-7257

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

Transaction Agreements

The Board of Directors of American Boarding Company, (ABC) has determined that it is advisable and in the best interests of ABC and its stockholders to spin-off its subsidiary, Lucky Realty, Inc. (LRI), from American Boarding Company, the parent company, into two independent companies to allow management of each company to focus on the objectives of their respective business plans and create additional value for shareholders.

Separation of LRI by means of a dividend in specie of the Business, which was effected on April 1, 2015  by the transfer of the Business from American Boarding Company and the issuance by Lucky Realty, Inc. of ordinary shares directly to American Boarding Company’s shareholders (the “Distribution”).

Lucky Realty Inc. entered into separation agreements with American Boarding Company that govern the relationship of the parties following the Distribution, including the following:

•

Separation and Distribution Agreement, dated as of April 1, 2015; and

•

Tax Matters Agreement, dated as of April 1, 2015;

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth our agreements with LRI regarding the principal actions to be taken in connection with the spin-off. It also sets forth other agreements that govern certain aspects of our relationship with Lucky Realty Inc. following the spin-off. This summary of the Separation and Distribution Agreement is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Transfer of Assets and Assumption of Liabilities.

The Separation and Distribution Agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the spin-off so that we and Lucky Realty Inc. retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the spin-off, as well as other assets and liabilities being retained or assumed by each of us and Lucky Realty Inc.. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Lucky Realty Inc.

In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreements, each party shall be responsible for its own internal fees, costs and expenses incurred following the distribution date, including any costs and expenses relating to such party’s disclosure documents filed following the distribution date.

Further Assurances; Separation of Guarantees.

To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation and Distribution Agreement were not consummated on or prior to the date of the distribution, the parties agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party agrees to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

The Distribution.

The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution.

Release of Claims and Indemnification.

We and Lucky Realty Inc. agree to broad releases pursuant to which we will each release the other and certain related persons specified in the Separation and Distribution Agreement from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement.

The Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Lucky Realty Inc.’s business with Lucky Realty Inc. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:

•

the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation and Distribution Agreement; and

•

any breach by us or Lucky Realty Inc. of any provision of the Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein.

Other Matters Governed by the Separation and Distribution Agreement.

Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Section 9 -  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
2.1	Separation and Distribution Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BOARDING COMPANY.

Date: July 16, 2015	By:	/s/ Reza Noorkayhani
Reza Noorkayhani
Chief Executive Officer/Director

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